As filed with the Securities and Exchange Commission on March 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Clene Inc.

(Exact name of registrant as specified in charter)

Delaware	2834	85-2828339
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6550 South Millrock Drive, Suite G50

Salt Lake City, Utah 84121

Tel: 801-676-9695

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Clene Nanomedicine, Inc. 2014 Stock Plan; Clene Inc. 2020 Stock Plan; and Clene Inc. 2020 Employee Stock Purchase Plan

(Full title of the plans)

Robert Etherington

President and Chief Executive Officer

6550 South Millrock Drive, Suite G50

Salt Lake City, Utah 84121

Tel: 801-676-9695

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Bonham, Esq. Meg Krivanec, Esq. Stoel Rives LLP 201 South Main St., Suite 1100 Salt Lake City, Utah 84111 (801) 578-6987	Jerry Miraglia, Esq. Vice President and General Counsel 6550 South Millrock Drive, Suite G50 Salt Lake City, Utah 84121 (801) 676-9695	David Zhang, Esq. Benjamin W. James, Esq. Kirkland & Ellis International LLP c/o 26/F, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered(1)	Amount to Be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	19,665,094 Shares	$13.24	$260,365,844.56	$28,405.91

(1)	In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of Common Stock and attached purchase rights which become issuable under the 2020 Employee Stock Purchase Plan, the 2020 Stock Plan or the 2014 Stock Plan by reason of any stock dividend, stock split, or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The calculation of the registration fee is based on $13.24, which was the average of the high and low prices of the Common Stock on March 24, 2021 on the Nasdaq Global Select Market. The registrant’s shares of Common Stock are listed on Nasdaq under the symbol CLNN.

EXPLANATORY NOTE

Clene Inc., a Delaware corporation (the “Company”), is filing this registration statement on Form S-8 to register 19,665,094 shares of the Company’s common stock authorized for issuance under the Company’s 2014 Stock Plan, 2020 Stock Plan and 2020 Employee Stock Purchase Plan.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 29, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the SEC, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this registration statement as required by Rule 428(b)(1) promulgated under the 1933 Act. Such documents are not being filed with the SEC as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the 1933 Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed previously by the registrant with the SEC, are incorporated herein by reference and made a part hereof:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), as filed with the SEC on March 26, 2021;

(b)	the Company’s Form 8-A, as filed with the SEC on December 30, 2020;

(c)	the Company’s Current Reports on Form 8-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report; and

(d)	the descriptions of the Company’s shares of Common Stock and rights set forth on Form S-4 filed on September 10, 2020, and which was subsequently amended, most recently on December 15, 2020 (the “Registration Statement”), including any amendments or reports filed for the purpose of updating such descriptions.

All reports and other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which became effective on December 30, 2020, provides that no director of the Company shall be personally liable to the Company shareholders or us for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company shareholders or us, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Certificate of Incorporation further provides that any repeal or modification of such article by its shareholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

The Company’s bylaws provide that the Company will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company’s bylaws also provide that the Company will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

On December 30, 2020, the Company consummated a previously announced business combination (the “Reverse Recapitalization”) pursuant to a merger agreement, dated as of September 1, 2020 (the “Merger Agreement”), by and among Clene Nanomedicine, Inc., Tottenham Acquisition I Limited (“Tottenham”), Chelsea Worldwide Inc., a Delaware corporation and wholly owned subsidiary of Tottenham (“PubCo”), Creative Worldwide Inc., a Delaware corporation and wholly owned subsidiary of PubCo, and Fortis Advisors LLC, a Delaware limited liability company as the representative of the Company’s stockholders. In connection with the Reverse Recapitalization, the Company entered into indemnification agreements with each of the Company’s directors and executive officers. These agreements provide that the Company will indemnify each of the Company’s directors and such officers to the fullest extent permitted by law and the Certificate of Incorporation and the Company’s bylaws.

The Company also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement, which is incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City Utah, on this 26th day of March, 2021.

CLENE INC.

By:	/s/ Robert Etherington
Robert Etherington
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert Etherington attorney-in-fact, as such undersigned person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act, (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Robert Etherington	President, Chief Executive Officer and Director	March 26, 2021
Robert Etherington	(Principal Executive Officer)

/s/ Ted (Tae Heum) Jeong	Chief Financial Officer	March 26, 2021
Ted (Tae Heum) Jeong	(Principal Financial and Accounting Officer)

/s/ Shalom Jacobovitz	Chairman of the board	March 26, 2021
Shalom Jacobovitz

/s/ Alison Mosca	Director	March 26, 2021
Alison Mosca

/s/ Jonathon Gay	Director	March 26, 2021
Jonathon Gay

/s/ John Henry Stevens	Director	March 26, 2021
John Henry Stevens

/s/ Reed Neil Wilcox	Director	March 26, 2021
Reed Neil Wilcox

/s/ Chidozie Ugwumba	Director	March 26, 2021
Chidozie Ugwumba

/s/ David Matlin	Director	March 26, 2021
David Matlin

/s/ Fiona Costello	Director	March 26, 2021
Fiona Costello

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
4.1	Merger Agreement, dated as of September 1, 2020 (incorporated by reference to Annex A-1 to the Proxy Statement/Consent Solicitation Statement/Prospectus on Form S-4 filed by the Registrant on September 10, 2020).
4.2	Amended and Restated Certificate of Incorporation of Clene Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on January 5, 2021).
4.3	Bylaws of Clene Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on January 5, 2021).
5.01*	Opinion of Stoel Rives LLP
23.1*	Consent of PricewaterhouseCoopers LLP

*	Filed herewith